Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 16, 2011
Registration Statement No. 333-159791 and 333-159791-01

Free Writing Prospectus dated September 16, 2011

RWT Holdings, Inc.
Sponsor

Redwood Residential Acquisition Corporation
Seller

Sequoia Residential Funding, Inc.
Depositor

Sequoia Mortgage Trust 2011-2
Mortgage Pass-Through Certificates, Series 2011-2

$368,097,000

Wells Fargo Bank, N.A.
Master Servicer and Securities Administrator

The depositor has prepared a preliminary prospectus supplement dated September 15, 2011 and base prospectus dated February 16, 2011 which describe the mortgage pass-through certificates to be issued by the issuing entity.  You should review the prospectus supplement and the base prospectus in their entirety before deciding to purchase any of the certificates.

Ratings

The depositor expects that the certificates issued by the issuing entity and offered pursuant to the prospectus supplement will receive the indicated ratings from the nationally recognized statistical rating organization listed below:

Class	Fitch Ratings
A-1	AAAsf
B-1	AAsf
B-2	Asf
B-3	BBBsf

It is a condition to the issuance of the certificates that each class of certificates receive the ratings listed above.

Credit Suisse	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus supplement and base prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and base prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and base prospectus if you request it by calling toll-free 1-800-221-1037.

The registration statement to which this offering relates is Commission File Numbers 333-159791 and 333-159791-01.  This free writing prospectus is not required to, and does not, contain all information that is required to be included in the base prospectus and the prospectus supplement for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.